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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549


SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No. _1__________)*




HEXCEL CORPORATION
--------------------------------------------------------------------
(Name of Issuer)



COMMON STOCK
--------------------------------------------------------------------
(Title of Class of Securities)



428291108
--------------------------------------------------------------------
(CUSIP Number)



10/31/02
--------------------------------------------------------------------
(Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule
is filed:
      [ X ]Rule 13d-1(b)
      [   ]Rule 13d-1(c)
      [   ]Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange
Act of
1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



      CUSIP No. 428291108

--------------------------------------------------------------------
          1.Names of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only). INGALLS & SNYDER LLC


--------------------------------------------------------------------

      2. Check the Appropriate Box if a Member of a Group (See
Instructions)




(a).................................................

.................................




(b)..................................................

.................................
--------------------------------------------------------------------


      3.SEC Use Only


--------------------------------------------------------------------


      4.Citizenship or Place of Organization
      NEW YORK STATE

--------------------------------------------------------------------

      Number of
      Shares
      Beneficially
      Owned by
      Each Reporting
      Person With
      5.Sole Voting Power

	1,175,419 assuming conversion of 5,050,000 principal amount of 7% Con. Deb. due

8/1/03
--------------------------------------------------------------------


      6.Shared Voting Power

	0

--------------------------------------------------------------------

      7.Sole Dispositive Power

	1,175,419 assuming conversion of 5,050,000 principal amount of 7% Con. Deb. due

8/1/03

--------------------------------------------------------------------

      8.Shared Dispositive Power

	3,077,269 assuming conversion of 2,998,000 principal amount of 7% Con. Deb. due

8/1/03

--------------------------------------------------------------------

      9.Aggregate Amount Beneficially Owned by Each Reporting
      Person

	4,252,688 assuming conversion of 8,048,000 principal amount of 7% Con. Deb. due

8/1/03




      10.Check if the Aggregate Amount in Row (9) Excludes Certain
Shares (See
      Instructions)................................



      11.Percent of Class Represented by Amount in Row (9)
...................


	10.9% assuming conversion of 8,048,000 principal amount of 7% Con. Deb. due

8/1/03




      12.Type of Reporting Person (See Instructions)


	BD



--------------------------------------------------------------------

      Item 1.

      (a)Name of Issuer:

	HEXCEL CORPORATION
	--------------------------------------------------------------------

      (b)Address of Issuer's Principal Executive Offices

	281 TRESSER BLVD STAMFORD CT 06901
	--------------------------------------------------------------------

      Item 2.

      (a)Name of Person Filing

	INGALLS & SNYDER LLC
	--------------------------------------------------------------------

      (b)Address of Principal Business Office or, if none, Residence

	61 BROADWAY, NEW YORK NY 10006
	--------------------------------------------------------------------

      (c)Citizenship

	NEW YORK STATE
	--------------------------------------------------------------------

      (d)Title of Class of Securities

	COMMON STOCK
	--------------------------------------------------------------------

      (e)CUSIP Number

	428291108
	--------------------------------------------------------------------


      Item 3.If this statement is filed pursuant to Section Section 240.13d-1(b) or
      240.13d-2(b) or (c), check whether the person filing is a:

      (a)[ X ]Broker or dealer registered under section 15 of the Act (15
U.S.C.
      78o).

      (b)[   ]Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
78c).

      (c)[   ]Insurance company as defined in section 3(a)(19) of the Act
(15
      U.S.C. 78c).

      (d)[ ]Investment company registered under section 8 of the Investment
      Company Act of 1940 (15 U.S.C 80a-8).

      (e)[ ]An investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E);

      (f)[ ]An employee benefit plan or endowment fund in accordance with
      Section 240.13d-1(b)(1)(ii)(F);

      (g)[ ]A parent holding company or control person in accordance with Section
      240.13d-1(b)(1)(ii)(G);

      (h)[ ]A savings associations as defined in Section 3(b) of the Federal
      Deposit Insurance Act (12 U.S.C. 1813);

      (i)[ ]A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment
Company Act of
      1940 (15 U.S.C. 80a-3);

      (j)[   ]Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).


      Item 4.Ownership.
      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item
1.

      (a)Amount beneficially owned: 4,252,688 assuming conversion of 8,048,000 principal amount of 7% Con. Deb. due 8/1/03.

      (b)Percent of class: 10.9%_______________________.

      (c)Number of shares as to which the person has:


      (i)Sole power to vote or to direct the vote: 1,175,419 assuming conversion of

5,050,000 principal amount of 7% Con. Deb. due 8/1/03.


      (ii)Shared power to vote or to direct the vote
_____0_____________.


      (iii)Sole power to dispose or to direct the disposition of 1,175,419 assuming conversion of 5,050,000 principal amount of
7% Con. Deb. due

8/1/03 .


      (iv)Shared power to dispose or to direct the disposition of :
      3,077,269 assuming conversion of 2,998,000 principal amount of 7% Con. Deb. due

8/1/03.

      Instruction. For computations regarding securities which represent a right to acquire an underlying security see Section 240.13d3(d)(1).


      Item 5.Ownership of Five Percent or Less of a Class



      Item 6.Ownership of More than Five Percent on Behalf of Another
Person.

	Securities reported under Sole Voting Power and Sole
Dispositve Power include

securities owned by Directors of Ingalls & Snyder LLC and securities owned by entitles over which Ingalls & Snyder LLC's Directors hold voting and dispositive authority.

Securities reported under Shared Dispositive Authority are owned by clients of Ingalls &

Snyder LLC in accounts over which Directors and employees hold discretionary investment authority.


      Item 7.Identification and Classification of the Subsidiary Which
Acquired
      the Security Being Reported on By the Parent Holding Company or Control
      Person.



      Item 8.Identification and Classification of Members of the Group



      Item 9.Notice of Dissolution of Group



      Item 10.Certification

      (a)The following certification shall be included if the statement is filed pursuant to Section 240.13d-1(b):
        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for
        the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

      (b)The following certification shall be included if the statement is filed pursuant to Section 240.13d-1(c):
        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

	11/08/2002
	--------------------------
	Date

	/S/ EDWARD H. OBERST
	---------------------------
	Signature

	Edward H. Oberst
	Managing Director
	---------------------------
	Name/Title






http://www.sec.gov/divisions/corpfin/forms/13g.htm
Last update: 11/01/2002